UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 27, 2017

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22897	74-2830661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Grand Boulevard, Suite 201B, Kansas City, MO		64106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (816) 237-7000

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Emergence from Bankruptcy

As previously disclosed, Novation Companies, Inc. (the “Company”) and certain of its subsidiaries filed voluntary petitions (the cases commenced thereby, the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) (the “Bankruptcy Court”) seeking relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Company and one of its subsidiaries subsequently filed with the Bankruptcy Court, and amended, a plan of reorganization for the resolution of the outstanding claims against and interests pursuant to Section 1121(a) of the Bankruptcy Code (as amended and supplemented, the “Plan”) and a related disclosure statement. As previously disclosed, the Bankruptcy Court entered an order on June 12, 2017 confirming the Plan (the “Confirmation Order”) solely with respect to the Company, which provided that the effective date of the Plan will occur when all conditions precedent to effectiveness, as set forth in the Plan, have been satisfied or waived.

Two of the conditions to the effectiveness of the Plan were (i) the closing of the Company’s acquisition (the “HCS Acquisition”) of all of the capital stock of Healthcare Staffing, Inc. (“HCS”) pursuant to the terms of the Stock Purchase Agreement, dated as of February 1, 2017 (as amended, the “Stock Purchase Agreement”), by and among the Company, Novation Holding, Inc., a wholly-owned subsidiary of the Company (“NHI”), HCS and Butler America, LLC (“Butler”), and (ii) the restructuring (the “Note Refinancing”) of the Company’s outstanding Series 1 Notes, Series 2 Notes and Series 3 Notes (collectively, the “2011 Notes”), held by Taberna Preferred Funding I, Ltd. (“Taberna I”), Taberna Preferred Funding II, Ltd. (“Taberna II”) and Kodiak CDO I, Ltd. (“Kodiak” and, together with Taberna I and Taberna II, the “Noteholders”), issued pursuant to three Indentures, each dated as of March 22, 2011, between the Company and The Bank of New York Mellon Trust Company, National Association. The HCS Acquisition and the Note Refinancing were completed on July 27, 2017, and are discussed in detail below.

On July 27, 2017, upon the completion of the HCS Acquisition and the Note Refinancing, and the satisfaction or waiver of all other conditions precedent to effectiveness, the effective date of the Plan occurred and the Company filed a Notice of Occurrence of Effective Date of the Plan with the Bankruptcy Court. Under the Plan, holders of existing equity interests in the Company (i.e., the common stock) retain their interests.

Acquisition of Healthcare Staffing, Inc.

On July 27, 2017, in connection with the anticipated closing of the HCS Acquisition, the Company, NHI, HCS and Butler entered into a Closing Agreement, dated as of the same date (the “Closing Agreement”), relating to certain closing matters and the terms of the Stock Purchase Agreement. The Closing Agreement provided for the following: (i) eliminate the $240,000 indemnification escrow under the Stock Purchase Agreement; (ii) provide for NHI’s reimbursement to Butler of $100,000 in costs and expenses incurred by Butler in consideration for the delay in closing the HCS Acquisition; (iii) clarify the treatment of certain of HCS’s outstanding tax obligations; (iv) provide that an adjustment to the purchase price under the Stock Purchase Agreement will be made in connection with the calculation of final closing date net working capital of HCS only if there is a difference between such amount and the pre-closing estimate of greater than three percent; and (v) make certain other changes to the Stock Purchase Agreement.

On July 27, 2017, the Company and NHI completed the HCS Acquisition pursuant to the terms of the Stock Purchase Agreement and the Closing Agreement, as a result of which HCS became a wholly-owned subsidiary of NHI. HCS owns and operates a healthcare staffing solutions business based in the State of Georgia. Consideration for the HCS Acquisition consisted of $24 million in cash, subject to adjustment as provided in the Stock Purchase Agreement.

Note Refinancing

On July 27, 2017, the Company entered into a Senior Secured Note Purchase Agreement, dated as of the same date (the “Note Purchase Agreement”), with NHI and HCS as guarantors (together with the Company, collectively, the “Credit Parties”), the Noteholders and Wilmington Savings Fund Society, FSB, as collateral agent for the benefit of the Noteholders, to refinance $85,937,500 of principal indebtedness of the Company under the 2011 Notes. Pursuant to the Note Purchase Agreement, the Noteholders exchanged their 2011 Notes for new notes from the Company in the same aggregate principal amount (collectively, the “2017 Notes”) on the terms and conditions set forth therein.

The unpaid principal amounts of the 2017 Notes bear interest at a variable rate equal to LIBOR plus 3.5% per annum, payable quarterly in arrears until maturity on March 30, 2033. The 2017 Notes generally rank senior in right of payment to any existing or future subordinated indebtedness of the Credit Parties. The Company may at any time upon 30 days’ notice to the Noteholders redeem all or part of the 2017 Notes at a redemption price equal to 101% of the principal amount redeemed plus any accrued and unpaid interest thereon.

Pursuant to the Note Purchase Agreement, in connection with the Note Refinancing, the Company paid all overdue and unpaid accrued interest on the 2011 Notes in the agreed, reduced aggregate amount of $5,775,779, and paid $500,000 in fees and expenses incurred by the Noteholders.

The Note Purchase Agreement contains customary affirmative and negative covenants, including but not limited to certain financial covenants. The Note Purchase Agreement also contains customary events of default, including but not limited to payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of an event of default, the Noteholders may, among other remedies, accelerate the payment of all obligations under the Note Purchase Agreement and the 2017 Notes.

In connection with the Note Purchase Agreement, on July 27, 2017, the Credit Parties entered into a Pledge and Security Agreement, dated as of the same date, pursuant to which each of the Credit Parties granted a first priority lien generally covering all of its assets, other than accounts receivable and inventory, for the benefit of the Noteholders, to secure the obligations under the Note Purchase Agreement and the 2017 Notes.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information regarding the HCS Acquisition set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Note Purchase Agreement and the 2017 Notes set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed, the Confirmation Order authorized and approved the adoption of Articles of Amendment and Restatement (the “New Charter”) and Second Amended and Restated Bylaws (the “New Bylaws”) of the Company. On August 1, 2017, the Company filed the New Charter with the Secretary of State of Maryland, which became effective immediately upon filing. The New Bylaws became effective on the same date. The New Charter amends the Company’s existing Articles of Amendment and Restatement to: (i) provide for the annual election of the Company’s directors beginning at its next annual meeting of shareholders; (ii) eliminate supermajority voting requirements related to charter amendments; (iii) change the breakdown of the Company’s 120,000,000 authorized shares of capital stock to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock; and (iv) make certain other changes. The New Bylaws amend the Company’s existing bylaws to conform to the New Charter and make certain other changes. The foregoing descriptions of the New Charter and the New Bylaws do not purport to be complete and are qualified in their entirety by reference to the full text of the New Charter and the New Bylaws, which are filed herewith as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

The Company expects to implement a 1-for-10 reverse stock split of its common stock in the near future, subject to approval by the Company’s board of directors. Following the reverse stock split, the Company expects to have approximately 9.4 million shares of its common stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K are not included in this Current Report. The Company intends to file these financial statements by an amendment to this Current Report within the timeframe permitted by Item 9.01(a).

(b)       Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K is not included in this Current Report. The Company intends to file this pro forma information by an amendment to this Current Report within the timeframe permitted by Item 9.01(b).

(d)       Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Novation Companies, Inc.
3.2	Second Amended and Restated Bylaws of Novation Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: August 2, 2017	/s/ Rodney E. Schwatken
Rodney E. Schwatken Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Novation Companies, Inc.
3.2	Second Amended and Restated Bylaws of Novation Companies, Inc.